Exhibit 99.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Prospectus (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements to the Prospectus or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, O’Reilly (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of O’Reilly by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer by

O’Reilly Automotive, Inc.

Of its Offer to Exchange

(I) Between 0.3673 and 0.4285 of a Share of Common Stock of O’Reilly Automotive, Inc. and

(II) $1.00 in Cash, Subject to Possible Reduction

for

Each Outstanding Share of Common Stock

(Including the Associated Common Stock Purchase Rights)

of

CSK Auto Corporation

subject to the procedures and limitations

described in the Prospectus and the related Letter of Transmittal

O’Reilly Automotive, Inc., a Missouri Corporation, through its indirect wholly-owned subsidiary, OC Acquisition Company, a Delaware corporation (“OC Acquisition”), is offering to exchange each outstanding share of common stock, $0.01 par value (the “Common Stock”), including the associated common stock purchase rights, of CSK Auto Corporation, a Delaware corporation (“CSK”), for (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, on the terms and conditions contained in the Prospectus, dated June 11, 2008 (the “Prospectus”), and the related Letter of Transmittal (“Letter of Transmittal” and, together with the Prospectus and any amendments or supplements thereto, the “Offer”). The number of shares of O’Reilly common stock received for each validly tendered share of Common Stock, together with the associated rights to purchase Common Stock issued pursuant to the Rights Agreement, dated February 4, 2008, between CSK and Mellon Investor Services LLC (“common stock purchase rights” and, together with the Common Stock, the “Shares”), will be determined based on an exchange ratio equal to $11.00 divided by the average trading price of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the Offer and rounded to four decimal places; provided, however, that if such average trading price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average trading price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per Share will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under the CSK credit agreements prior to the completion of the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT

NEW YORK CITY TIME ON JULY 10, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 1, 2008 (as amended, the “Merger Agreement”), by and among O’Reilly, OC Acquisition and CSK. O’Reilly is offering to purchase all the Shares as a first step in acquiring the entire equity interest in CSK. Following completion of the Offer, O’Reilly intends to cause OC Acquisition to merge with and into CSK (the “Merger”), with CSK continuing as an indirect wholly-owned subsidiary of O’Reilly. If necessary to preserve the intended treatment of the Offer and the Merger as a tax-free reorganization for United States federal income tax purposes, O’Reilly may cause CSK to merge, immediately after the Merger, with and into a direct, wholly-owned, limited liability company subsidiary of O’Reilly that is treated as a disregarded entity for United States federal income tax purposes (the “LLC Merger”).

Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC, which is acting as the exchange agent in connection with the Offer (the “Exchange Agent”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. O’Reilly will pay the fees and expenses incurred in connection with the Offer of the Exchange Agent and Innisfree M&A Incorporated, which is acting as the information agent in connection with the Offer (the “Information Agent”).

The CSK board of directors has approved the Merger Agreement, the Offer and the proposed Merger, and has recommended that CSK stockholders accept the Offer and tender their Shares in the Offer.

The rights of O’Reilly shareholders differ in certain respects from the rights of CSK stockholders as described in the Prospectus. CSK stockholders are urged to carefully read the Prospectus and the Letter of Transmittal.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of shares of Common Stock that, together with shares of Common Stock then directly or indirectly owned by O’Reilly, represents at least a majority of the fully diluted shares of Common Stock. The Offer is also subject to other terms and conditions described in the Prospectus, the related Letter of Transmittal and the Merger Agreement, all of which should be reviewed in detail.

In the event that the conditions to the Offer have not been satisfied or waived upon the expiration of the Offer (as the same may be extended), O’Reilly is required to extend the Offer for periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the Offer have been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. In addition, O’Reilly, in its sole discretion, will extend the Offer for an aggregate period of not more than ten (10) business days beyond the last expiration date of the Offer that would otherwise be permitted if, in its reasonable discretion, such extension is necessary to complete the necessary conditions to complete O’Reilly’s financing transactions for the Offer so long as such extension does not extend the expiration date of the Offer beyond thirty (30) business days following commencement of the Offer. During any extension, all Shares previously tendered and not validly withdrawn will remain deposited with the Exchange Agent, subject to the withdrawal rights set forth in the Prospectus.

O’Reilly may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of Shares in the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if, on the expiration date of the Offer, all of the conditions to the Offer have been satisfied or waived, but the total number of Shares that have been validly tendered and not withdrawn pursuant to the Offer, together with Shares then directly or indirectly owned by O’Reilly, is less than 90% of the total number of Shares then outstanding. If O’Reilly exercises its right to use a subsequent offering period, O’Reilly will first consummate the exchange with respect to the Shares validly tendered and not properly withdrawn in the initial offer period.

In the event the Merger Agreement is terminated in accordance with its terms prior to the acceptance of any Shares for exchange pursuant to the Offer, O’Reilly will promptly terminate the Offer without accepting any Shares that were previously tendered.

For purposes of the Offer, O’Reilly will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn when, as and if O’Reilly notifies the Exchange Agent of O’Reilly’s acceptance of the tender of Shares pursuant to the Offer. The Exchange Agent will deliver shares of O’Reilly common stock in exchange for Shares pursuant to the Offer, $1.00 in cash, subject to reduction, and cash in lieu of a fraction of a share of O’Reilly common stock promptly after receipt of such notice from O’Reilly. The Exchange Agent will act as agent for tendering CSK stockholders for the purpose of receiving the shares of O’Reilly common stock, cash instead of a fraction of a share of O’Reilly common stock and the cash portion of the offer price, and transmitting such O’Reilly common stock and cash, if any, to validly tendering CSK stockholders. CSK stockholders will not receive any interest on any cash that such CSK stockholder is entitled to receive, even if there is a delay in making the exchange.

For CSK stockholders to validly tender their Shares they must: (i) transmit the Letter of Transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, to the Exchange Agent, and such transmittal must be received by the Exchange Agent, at the address set forth on the back cover of the Prospectus, and certificates for tendered Shares must be received by the Exchange Agent at that address or those Shares must be tendered pursuant to the procedures for book-entry tender set forth in the Prospectus and related Letter of Transmittal, and a confirmation of receipt of the tender received, which confirmation we refer to as a book-entry confirmation, in each case before the expiration date or (ii) comply with the guaranteed delivery procedures as set forth in the Prospectus and related Letter of Transmittal. If a CSK stockholder wishes to tender Shares pursuant to the Offer and certificates are not immediately available or the CSK stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the expiration date or the CSK stockholder cannot complete the procedure for book-entry transfer on a timely basis, Shares may nevertheless be tendered, if a CSK stockholder complies with the guaranteed delivery procedures as set forth in Prospectus.

If O’Reilly does not accept Shares for exchange pursuant to the Offer or if certificates are submitted for more Shares than are tendered in the Offer, O’Reilly will return certificates for such unexchanged Shares without expense to the tendering stockholder. If O’Reilly does not accept Shares for exchange pursuant to the Offer, Shares tendered by book-entry transfer into the Exchange Agent’s account at the Depository Trust Company, or DTC, pursuant to the procedures set forth under “—Procedure for Tendering Shares” in the Prospectus will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the Offer.

The Offer, the Merger and the LLC Merger (if any) together are expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the completion of the Offer that O’Reilly and CSK receive written opinions from their respective tax counsel to the effect that the Offer, the Merger and the LLC Merger (if any) together will constitute a reorganization within the meaning of section 368(a) of the Code. A CSK stockholder who, consistent with such opinions, receives cash (other than cash in lieu of a fractional share of O’Reilly common stock) and shares of O’Reilly common stock pursuant to a transaction constituting a reorganization within the meaning of section 368(a) of the Code will recognize gain (but will not recognize any loss), and the gain recognized will be equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and (ii) the excess, if any, of (x) the sum of the cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and the fair market value of the O’Reilly common stock received over (y) the CSK common stockholder’s tax basis in the shares of CSK common stock exchanged therefor. In addition, the CSK stockholder will recognize gain or loss attributable to cash received in lieu of a fractional share of O’Reilly common stock. CSK stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the Offer, the Merger and the LLC Merger (if any) to them.

Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration of the Offer. Following the expiration of the Offer, such tenders are irrevocable.

For a withdrawal to be effective, the Exchange Agent must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Prospectus, and the notice must include the name of the person tendering the Shares, such person’s address and social security number, the certificate number(s) and the number of Shares to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of CSK common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent, as stated above, prior to the physical release of the certificates. O’Reilly will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in O’Reilly’s sole discretion, and O’Reilly’s decision will be final and binding.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Prospectus and is incorporated herein by this reference.

The Prospectus, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list for the Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Prospectus and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Prospectus, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at O’Reilly’s expense. O’Reilly will not pay any fees or commissions to any broker or dealer or other person (other than to the Exchange Agent and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Banks and Brokerage Firms, Please Call (212) 750-5833

All Others, Please Call Toll-Free (888) 750-5834

June 11, 2008

CSK stockholders are advised to carefully read O’Reilly’s registration statement with respect to its offer for the Shares, as filed with the Securities and Exchange Commission on June 11, 2008, because that document contains important information. CSK stockholders may obtain a free copy of the exchange offer registration statement and other documents filed by O’Reilly with the SEC at the SEC’s web site at www.sec.gov. The exchange offer registration statement and such other documents may also be obtained free of charge by calling the Information Agent at the telephone number set forth above.

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